EXHIBIT 10.41

AMENDED AND RESTATED EXECUTIVE COMPENSATION AGREEMENT

This Amended and Restated Executive Compensation Agreement (“Agreement”) is entered into as of May 8, 2022, effective as of January 1, 2022 (“Amendment Date”), by and between PharmaCyte Biotech, Inc. a Nevada corporation (together with its successors and assigns, “Company”), and Carlos A. Trujillo (“Trujillo”). The Company and Trujillo are each referred to in this Agreement as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, the Parties wish to amend and restate the Executive Employment Compensation Agreement between them effective as of January 1, 2015, and amended as of December 30, 2015 and March 10, 2017 (collectively, “Prior Executive Agreement”);

WHEREAS, Company desires to continue to employ Trujillo as the Chief Financial Officer of the Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, Trujillo desires to continue to serve as the Chief Financial Officer of the Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.      TERM. This Agreement shall be for a term commencing on the Amendment Date and ending on the third anniversary of the Amendment Date (such period of employment “Initial Term”), followed by automatic renewals of one (1) year thereafter (each a “Renewal Term” and, together with the Initial Term, “Term”) unless the Company or Trujillo provides written notice of termination to the other Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. For the purposes hereof, the termination of this Agreement due to the Company providing written notice of termination pursuant to this Section 1 at least ninety (90) days prior to the end of the Initial Term or any Renewal Term will be deemed to be a termination of Trujillo’s employment by Company without Cause.

2.      POSITION; DUTIES. Trujillo shall be employed as: (i) a member of the Company’s Board of Directors (“Board”); and (ii) Chief Financial Officer and shall have the authorities and responsibilities customarily associated with the status of such positions at Nasdaq listed biotechnology companies of the same size as the Company. In his capacity as Chief Financial Officer, Trujillo shall report directly to the Chief Executive Officer. Upon termination of Trujillo’s employment for any reason, if and to the extent requested by the Company, Trujillo shall promptly resign from the Board and from all other positions that Trujillo then holds with the Company or any affiliate and promptly execute all documentation for such resignations.

3.      COMPENSATION AND BENEFITS. Subject in each case to the provisions of Section 4 of this Agreement in the event that his employment hereunder terminates, Trujillo shall be entitled to the following compensation and benefits during the Term.

(A)  Base Salary. The Company will pay Trujillo a base salary at an annual rate of $380,000, payable in accordance with the Company’s usual payroll practices. The Compensation Committee of the Board may increase the base salary annually in its discretion. The annual rate of Trujillo’s base salary as in effect from time to time is referred to herein as “Base Salary.”

(B)   Bonus. During the Term, Trujillo shall be eligible to receive cash incentive compensation (“Bonus”) as determined by the Board from time to time in its sole discretion. Trujillo’s target annual incentive compensation shall be forty percent (40%) of Trujillo’s Base Salary; and the Board may take into consideration the personal and Company objectives that are set by the Board; provided, however, that such target Bonus and objectives will not limit the absolute discretion of the Board. To earn incentive compensation, Trujillo must be employed by the Company, in good standing, on the day such incentive compensation is paid. Generally, Bonuses will be paid by March 15 of the calendar year following the year to which such Bonus pertains.

(C)   Equity Compensation. During the Term, and subject to the terms and conditions of any applicable plan or other governing documents, Trujillo shall be eligible to participate in the stock option plan and restricted stock unit plan of the Company.

(D)   Board Fees. Trujillo will not be entitled to any cash fees or other payments or equity grants for service as a director.

(E)    Expense Reimbursement. The Company will reimburse Trujillo for business expenses reasonably incurred by him in the performance of his duties with the Company, in accordance with the Company’s usual practices.

(F)    Other Benefits. Trujillo will be entitled to participate in the Company’s incentive and employee benefit plans and programs applicable to senior executives generally as in effect from time to time, including medical, dental, vision and term life insurance, and on a basis no less favorable than those provided to other senior executives. Trujillo will also be entitled to participate in the Company’s 401K plan.

(G)    Vacation. Trujillo will be entitled to five (5) weeks of vacation annually (or such greater amount provided in applicable Company policies or as may be provided to any other senior executive of the Company) to be taken at times determined by Trujillo; provided, however, that unused vacation for one (1) year may be carried over to the next year if and to the extent that the unused vacation is attributable to business exigencies of the Company. Trujillo will also be entitled to two (2) weeks of paid sick leave subject to the Company’s paid sick leave policy as in effect from time to time.

4.      CONSEQUENCES OF TERMINATION. The payments under this Section 4 are the only termination payments to which Trujillo is entitled upon termination of his employment prior to the end of the Term regardless of the date during the Term in which employment is terminated.

(A)   Termination by Company for Cause or Termination by Trujillo without Good Reason. If Trujillo’s employment under this Agreement is terminated prior to the end of the Term by the Company for Cause (as defined below) or by Trujillo without Good Reason (as defined below), Trujillo will be entitled to receive the following (promptly following such termination in the case of clause (i)):

(i)     Base Salary earned through the date that Trujillo’s employment hereunder terminates (“Termination Date”); and

(ii)    unpaid expense reimbursements and vested amounts and benefits, if any, in accordance with the terms of any applicable plan, program, corporate governance document, policy, agreement or arrangement of the Company other than the additional benefits provided to Trujillo under the terms of this Agreement (collectively, “Accrued Compensation”).

“Cause” shall mean: a good faith determination by the Board, that any of the following has occurred: (i) willful and repeated failure by Trujillo to perform his material duties hereunder as an employee of the Company; (ii) Trujillo’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) Trujillo’s theft or misuse of material Company property; (iv) willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or (v) Trujillo’s material breach of this Agreement, including, without limitation, the confidentiality obligations set forth in Section 5 below. No termination of Trujillo’s employment will be treated as for “Cause” unless, prior to such termination, Trujillo has been provided written notice from a majority of the Board setting forth in reasonable detail the basis on which the Company is terminating his employment for “Cause” and, if the condition is curable, Trujillo will then have fifteen (15) days from receipt of such notice during which he may remedy the condition. If full cure is made by Trujillo within such fifteen (15) day cure period, Cause shall be deemed not to have occurred and Trujillo’s employment will be deemed to have continued under and subject to the provisions of this Agreement.

(B)    Termination by the Company without Cause or Termination by Trujillo for Good Reason. If Trujillo’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by Trujillo for Good Reason, Trujillo will be entitled to receive the following:

(i)     Accrued Compensation;

(ii)    Severance equal to two times the sum of (A) Trujillo’s Base Salary in effect at the time his employment terminates and (B) the annual bonus, if any, earned by Trujillo for the year preceding the year of termination, or, if greater, the target bonus, if any, for the year of termination (collectively, “Severance Payment”);

(iii)   Accelerated vesting of the unvested portion of any outstanding annual stock grant;

(iv)    Accelerated vesting of the unvested portion of any outstanding additional option awards during the Term; and

(v)    The amount of COBRA premiums for his and his family’s coverage, if any, under the Company’s medical and dental plans, in effect from time to time, and shall continue to cover Trujillo under the Company’s life insurance program, if any. Trujillo shall be eligible to receive such medical reimbursement and life insurance coverage until the earliest of: (A) the eighteen-month anniversary of the Termination Date; (B) the date Trujillo is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Trujillo receives or becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section 4(B)(v) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the parties agree to reform this Section 4(B)(v) in a manner as is necessary to comply with the PPACA.

Any compensation payable pursuant to clause (i), (iii) and (iv) of this paragraph (B) shall be paid promptly after the Termination Date. Any amounts payable pursuant to clause (ii) and (v) of this paragraph (B) shall be paid ratably for a period of twenty-four (24) months following termination of employment as if it were salary, payable in accordance with the Company’s normal payroll practices, provided, however, that the initial installment will begin on the 60thday following the Termination Date and will include the payments that would otherwise have been made during such sixty (60) day period; provided that, to the extent necessary to prevent Trujillo from being subject to adverse tax consequences under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), the first six (6) months of the continued Severance Payment shall not be paid until, and shall be paid in a single sum payment on, the first day after the six month anniversary of the Termination Date, with the remaining monthly payments to begin on the first day of the seventh month following the Termination Date. At the end of the period during which the Company is paying Trujillo’s premiums for medical and dental coverage, Trujillo and any eligible family members may elect COBRA continuation coverage at his own expense for the remainder, if any, of the required COBRA period. For the purposes hereof, if the Company elects not to extend the Term pursuant to Section 1 above, Trujillo’s employment will be deemed to have been terminated by the Company without Cause.

In order to receive any payments or benefits under clauses (ii), (iii), (iv) and (v) of this paragraph (B), Trujillo must execute and deliver to the Company a release provided by the Company in substantially the form of Exhibit A annexed hereto and such release must become irrevocable on or before the 60th day following the Termination Date.

As of the Termination Date, except as set forth herein, Trujillo shall not be entitled to any further payments or benefits from the Company.

“Good Reason” shall mean the occurrence of any of the following events without Trujillo’s express written consent: (i) a material diminution in Trujillo’s position, title, authority, duties, working conditions or responsibilities, except for a salary reduction implemented as part of across the board salary reductions affecting all similarly situated executives; (ii) a material breach of this Agreement by the Company; or (iii) in connection with a Change of Control, the failure or refusal by the successor or acquiring company (or parent thereof) to expressly assume the obligations of the Company under this Agreement. Trujillo must provide written notice to the Company of the existence of the condition constituting the Good Reason within thirty (30) days of Trujillo’s having actual knowledge of the existence of the condition and, if the condition is curable, the Company will then have fifteen (15) days from receipt of such notice during which the Company may remedy the condition and not be required to pay the amounts set forth in this Section 4(B). If full cure is made by the Company within such fifteen (15) day cure period, Good Reason shall be deemed not to have occurred and Trujillo’s employment will be deemed to have continued under and subject to the provisions of this Agreement.

(C)   Termination on Disability or Death. In the event that the employment of Trujillo terminates prior to the end of the Term by reason of Disability (as defined below), Trujillo shall be entitled to the payments set forth in clauses (i), (ii), and (vi) of Section 4(B) including payments under the Company’s long term disability insurance plan to the extent provided for therein. The Company may terminate Trujillo’s employment by reason of “Disability” if (and only if) Trujillo is absent from work for at least one-hundred-eighty (180) consecutive days or for one-hundred-eighty (180) days (whether or not consecutive) in any calendar year by reason of a physical or mental illness or injury. In the event that the employment of Trujillo terminates before the end of the Term by reason of death, the amounts set forth in clauses (i), (iii), (iv) and (v) of Section 4(B) shall be paid to his estate and the death benefit under the Company’s life insurance program, if any, shall be paid to his designated beneficiary, or estate in the absence of designated beneficiary.

In addition, if Trujillo’s employment under this Agreement is terminated prior to the end of the Term by reason of Disability or death, any unvested equity compensation and any additional option awards that are granted to Trujillo shall become immediately vested and non-forfeitable on the Termination Date and shall be transferable or exercisable for the remainder of their terms.

(D)   Change of Control. If Trujillo’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by Trujillo for Good Reason within two (2) years after a Change in Control or within six (6) months prior to a Change in Control, Trujillo will be entitled to the payments and benefits set forth in Section 4(B) in a single sum cash payment on the 60th day following his termination of employment, and otherwise subject to the terms thereof (including, without limitation, acceleration of vesting and continuing exercisability of any equity awards). Notwithstanding the foregoing, if a Change of Control occurs and any Company equity awards (“Transaction Date Equity Awards”) are not assumed or converted into comparable awards with respect to stock of the acquiring or successor company (or parent thereof), then, immediately prior to the Change of Control, each such Transaction Date Equity Award, whether or not previously vested, shall be converted into the right to receive cash or, at the election of Trujillo, consideration in a form that is pari passu with the form of the consideration payable to the Company’s stockholders in exchange for their shares, in an amount or having a value equal to the product of (i) the per share fair market value of the Company’s Common Stock (based upon the consideration payable to the Company’s stockholders), less, if applicable, the per share exercise price under such Transaction Date Equity Award, multiplied by (ii) the number of shares of Common Stock covered by such Transaction Date Equity Award (such product being referred to as the “Award Cash-Out Amount”). The Award Cash-Out Amount with respect to each Transaction Date Equity Award will be paid or settled at the time of or promptly (but not more than ten (10) days following the occurrence of the Change of Control; provided, however, that, for the avoidance of doubt, if the Company’s stockholders receive deferred and/or contingent consideration, then Trujillo will be entitled to receive such consideration as if the shares of Common Stock covered by his Transaction Date Equity Awards had been outstanding at the time of the Change of Control.

“Change in Control” means any of the following:

(i)     any one person or more than one person acting as a group directly or indirectly acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than thirty percent (30%) of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than thirty percent (30%) of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change of Control under this clause (i). An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (i);

(ii)     a majority of the members of the Company’s Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board prior to the date of such appointment or election; or

(iii)   the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

(E)   Section 280G. In the event that it is determined that any payments or benefits provided under this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 4(E) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (“Excise Tax”), then the amounts of any such payments or benefits under this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in Trujillo’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with Trujillo in making such determination, including but not limited to providing Trujillo with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 4(E) shall be made in a manner that results in the greatest economic benefit for Trujillo and is consistent with the requirements of Section 409A. Any determination required under this Section 4(E) shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company. The Company and Trujillo shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 4(E).

(F)    No Mitigation. In the event of any termination of the employment of Trujillo hereunder prior to the end of the Term, Trujillo shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him on account of any remuneration attributable to any subsequent employment that he may obtain.

5.    CONFIDENTIALITY. Trujillo recognizes and acknowledges that the continued success of the Company and its affiliates (“Company Group”) depends upon the use and protection of a large body of confidential and proprietary information and that Trujillo will have access to certain Confidential Information (as defined below) of the Company Group, and that such Confidential Information constitutes valuable, special and unique property of the Company Group. “Confidential Information” will be interpreted to include, without limitation, with respect to the Company Group (i) inventions, technology, know-how, documentation, devices, methods, algorithms, processes, designs, manuals, analyses, improvements, research and development, non- public scientific and medical data and methods, clinical plans, trials and strategies, technical procedures and products (ii) computer software (including operating systems, applications and program listings), (iii) identities and lists of, individual requirements of, specific contractual arrangements with and information about, employees, customers, vendors, distributors, independent contractors or other business relations and their confidential information; (iv) existing or future products and services (including those under development) and related costs and pricing structures (v) financial data, accounting and business methods and practices, marketing information and business strategies and operations (vi) non-public information concerning legal and professional dealings, real property, tangible property and investment activities, and (vii) similar and related confidential information and sensitive information and trade secrets. “Confidential Information” shall not include information that (i) was in the possession of or known by Trujillo free of any obligation prior to disclosure by the Company; (ii) is or becomes generally known to the public through disclosure in a printed publication (without breach of any of Trujillo’s obligations hereunder); (iii) was acquired by Trujillo from a third party who independently generated such information; or (iv) is disclosed pursuant to judicial or governmental order, provided that Trujillo promptly notifies the Company so that the Company has an adequate opportunity to respond to such order.

Trujillo shall, during and after his employment by the Company and except in connection with performing services on behalf of (or for the benefit of) the Company or the Company Group, keep secret and retain in the strictest confidence all Confidential Information and shall not disclose such information to any person, entity or any federal, state or local agency or authority, except as may be required by law. Notwithstanding the foregoing, nothing contained herein shall prohibit Trujillo from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

Upon termination of his employment with the Company, Trujillo shall return to the Company all confidential, proprietary and non-public materials, and any other property of the Company, in his possession. The personal property of Trujillo, including documents relating to his benefits, compensation, tax liabilities, personal obligations (e.g., restrictive covenants) and the like, shall not be subject to return pursuant to the preceding sentence.

6.     NON-COMPETE; NONSOLICITATION. Trujillo understands and acknowledges that the services he provides to the Company are unique and extraordinary. Trujillo further understands and acknowledges that the Company’s ability to reserve these services for the exclusive use of the Company is of great competitive importance and commercial value to the Company. Trujillo agrees that during his employment by the Company and for twenty-four (24) months thereafter, he shall not, directly or indirectly, engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any line of business in which the Company or its affiliates is actively engaged (or, in the case of cessation of employment, in which the Company or any of its consolidated subsidiaries is then engaged at the time of such cessation). Trujillo further agrees that for twenty- four months following the Termination Date, Trujillo will not:

(A)       directly or indirectly, contact, solicit, or accept if offered to him, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered, any of the Company’s customers, prospective customers, or suppliers for the purpose of providing any products and/or services that are the same as or similar to the specific products and services provided by the Company to its customers during the Term; or

(B)        solicit or accept if offered to Trujillo, with or without solicitation, on his behalf or on behalf of any other person, the services of any person who is then a current employee of the Company (or was an employee during the six-month period preceding such solicitation), to terminate employment or an engagement with the Company, nor hire or agree to hire any such current or former employee into employment with Trujillo or any company, individual or other entity; provided, however, that this subpart (B) will not apply to applications for employment from any current or former employee of the Company in response to a general solicitation that is not directed at any such current or former employee; and provided further that this subpart (ii) shall not be deemed to preclude any future employer of Trujillo from hiring any such current or former employee of the Company without the input or participation by Trujillo.

(C)        Trujillo further represents that Trujillo’s fulfillment of the obligations set forth in this Section shall not cause Trujillo any substantial economic hardship or render Trujillo unemployable within the industry either during or after the Restricted Period.

7.     NONDISPARAGEMENT. Trujillo agrees not to, either during his employment with the Company or after his employment with the Company has terminated, make or condone any negative, disparaging, denigrating, or derogatory remarks, either orally or in writing, about the Company, its predecessors, successors and assigns, and any of its or their directors, officers, employees, affiliates or any shareholder, or members of their respective families, including, without limitation, remarks that relate to their respective business operations, policies or practices, and remarks that may be considered to be detrimental to any of their business, professional, or personal reputations. Nothing herein shall be deemed to preclude Trujillo from testifying truthfully under oath if he is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally required truthful statements or disclosures.

8.      COOPERATION. Following any termination of employment, Trujillo shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Trujillo shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Trujillo’s employment by the Company. In the event that Trujillo is subpoenaed in connection with any litigation or investigation relating to the Company or its affiliates, Trujillo will promptly notify the Company. For the avoidance of doubt, Trujillo will be reimbursed for Trujillo’s reasonable costs and expenses incurred by Trujillo in complying with the terms of this Section 8. Trujillo acknowledges that Trujillo’s agreement to provide cooperation as set forth in this Section 8 is material to the Company.

9.      REMEDY FOR BREACH AND MODIFICATION. Trujillo acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irreparably damaged if these provisions are not specifically enforced. Accordingly, Trujillo agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to obtain appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining Trujillo from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. In addition, notwithstanding any provision in this Agreement to the contrary, if Trujillo breaches any of the provisions of Sections 5, 6 or 7 of this Agreement at any time and such breach is either (x) willful and not inconsequential or (y) in a material respect and not cured promptly after notice from the Company, he shall not thereafter be entitled to any payments or benefits under this Agreement, and any option award (whether or not previously vested) will immediately terminate and the options granted pursuant thereto will no longer be exercisable.

10.   SEVERABILITY; BLUE PENCIL. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. Trujillo and the Company agree that the covenants contained in Sections 5, 6 and 7 are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants to such narrower scope as it determines to be enforceable and to enforce the remainder of these covenants as so amended. Trujillo and the Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

11.  COUNTERPARTS; FACSIMILES. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Signatures delivered by facsimile or email shall be effective for all purposes.

12.	GOVERNING LAW; JURISDICTION.

(A)          As a corporation incorporated in Nevada itself, the Company has an interest in having Nevada law applied to contracts with its employees, as well as disputes with them. Applying Nevada law in this fashion affords the parties predictability as to the law to be applied, as well as uniformity across the Company’s workforce. Consequently, this Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada, without regard to its choice of laws or conflicts of laws principles (whether of the State of Nevada or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Nevada.

(B)           Either Party may seek to enforce this Agreement in the courts of the State of Nevada. Each Party hereby consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) and waives any objection to lack of jurisdiction or improper or inconvenient venue of any such court. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world, whether within or without the State of Nevada. By signing below, Trujillo acknowledges that the Company has advised Trujillo to obtain legal counsel in negotiating the terms of this Agreement including without limitation this Section 12.

13.  NOTICES. Any notice or other communication made or given in connection with this Agreement may be given by counsel, shall be in writing, and, if to a Party, shall be deemed to have been duly given when: (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (ii) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a Party at his or its address or facsimile number set forth below or at such other address or facsimile number as a Party may specify by notice to the other Party:

To Trujillo:

34145 Pacific Coast Highway # 357

Dana Point, California 92629

Email: ctrujillo@PharmaCyte.com

Fax No.: (917) 595-2851

To the Company:

3960 Howard Hughes Parkway Suite 500

Las Vegas, Nevada 89169

Attention: Kenneth L. Waggoner

Chief Executive Officer

Email: kwaggoner@PharmaCyte.com

Fax No.: (917) 595-2851

14.    ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter, including, without limitation, the Prior Executive Agreement, and cannot be changed or terminated orally. Any amendment thereof must be in writing and signed by the Parties.

15.   WAIVER. The failure of any Party or person to insist upon strict adherence to any term of this Agreement (including all attachments) on any occasion shall not be considered a waiver or deprive that Party or person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement (including all attachments). Any waiver must be in writing and must specifically identify the provision(s) of this Agreement (including all attachments) being affected.

16.   END OF TERM. The provisions of Sections 4, 5, 6, 7, 8, 11, 12, 13 and 14 shall continue after the end of the Term.

17.  ASSIGNMENT. Except as otherwise provided in this Section 17, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Trujillo, and shall be assignable by the Company only to any corporation or other entity that succeeds to all, or substantially all, of the Company’s business or assets, and that expressly assumes (or assumes by operation of law in any merger or consolidation) the Company’s obligations hereunder; provided, however, that no such assignment shall invalidate or negate the rights of Trujillo pursuant to the provisions hereof, including, without limitation, any such rights relating to a Change of Control. In any such event, the term “Company,” as used herein shall mean the Company, as defined above, and any such successor or assignee. In the event of Trujillo’s death or a judicial determination of his incapacity, references in this Agreement (including its attachments) to “Trujillo” shall be deemed to include, as appropriate, his estate, heirs and/or legal representatives.

18.   CODES. The Board has adopted a Code of Business Conduct and Ethics. Trujillo is expected to require compliance with those codes by the Company’s employees and to comply himself.

19.   DEDUCTIONS. The Company may deduct from the compensation described herein any applicable Federal, state and/or city withholding taxes, any applicable social security contributions, and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations or any election he shall have made.

20. SECTION 409A. Anything in this Agreement to the contrary notwithstanding:

(A)  It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A and all regulations, guidance and other interpretive authority issued thereunder so as not to subject Trujillo to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. References to Termination Date or termination of employment herein mean a termination of employment that constitutes a “separation from service” within the meaning of Section 409A.

(B)   To the extent that the reimbursement of any expenses or the provision of any in- kind benefits under this Agreement is subject to Section 409A: (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Trujillo’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(C)   Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(D)  To the extent any amount payable to Trujillo is subject to his entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to Trujillo in either of two (2) taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than eight (8) days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

21.   CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

IN WITNESS WHEREOF, Trujillo and the Company have signed this Agreement as of the date first set forth above.

PHARMACYTE BIOTECH, INC

By:	/s/ Raymond C.F.Tong
Name: Raymond C.F. Tong
Title: Director and Chairman of the
Compensation Committee

TRUJILLO

By:	/s/ Carlos A. Trujillo

1

Exhibit A

GENERAL RELEASE

1.	GENERAL RELEASE OF ALL CLAIMS

The undersigned individual (“Trujillo”) hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that Trujillo ever had, now has or may have in the future against PharmaCyte Biotech, Inc. (“Company”), its shareholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (“Releasees”), to the extent arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services and, other than claims for payments, benefits or entitlements preserved by Section 4 and claims for indemnification or advancement of expenses, or coverage under the Company’s directors and officers liability insurance of the Amended and Restated Executive Compensation Agreement dated as of April , 2022, between the Company and Trujillo (“Employment Agreement”), including without limitation: (i) any such claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, the Nevada Fair Employment Practices Act, the Maryland Fair Employment Practices Act, the Health Care Worker Whistleblower Protection Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Health Working Families Act, the Maryland Wage and Hour Law, the Maryland Wage Payment and Collection Law and the Maryland Equal Pay for Equal Work Law, all including any amendments and their respective implementing regulations; (ii) any and all other such claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations or executive orders; or (iii) any and all such claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever (collectively, “Trujillo’s Claims”).

Trujillo is not releasing any unemployment claims, workers’ compensation claims, right to COBRA benefits, or any other claim which as a matter of law. To the extent any local, state or federal administrative agency files any claims on Trujillo’s behalf arising out of or related to Trujillo’s employment, Trujillo waives, to the fullest extent permitted by law, to any right to any monetary or other recovery as a result of such action, with the exception of monetary recovery on whistleblower awards.

Execution of this Release by Trujillo operates as a complete bar and defense against any and all of Trujillo’s Claims against the Company and/or the other Releasees. If Trujillo should hereafter assert any Trujillo’s Claims in any action or proceeding against the Company or any of the Releasees, as applicable, in any forum, this Release may be raised as and shall constitute a complete bar to any such action or proceeding and the Company and/or the Releasees shall be entitled to recover from Trujillo all costs incurred, including attorneys’ fees, in defending against any such Trujillo’s Claims.

2

For the purpose of implementing a full and complete release, Trujillo expressly acknowledges that the release given in this Agreement is intended to include, without limitation, claims that Trujillo did not know or suspect to exist in Trujillo’s favor at the time of execution of the Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement in this matter, and that the consideration provided under this Agreement is also for the release of those claims and contemplates extinguishment of any such unknown claims. Trujillo further waives and relinquishes any rights and benefits which he has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Release. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Trujillo acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in the first paragraph hereof, and that in furtherance of this intention this Release shall be and remain in effect as a full and complete general release to the extent set forth in the first paragraph herein, notwithstanding discovery or existence of any such additional or different facts.

2.	OPPORTUNITY FOR REVIEW

This Agreement constitutes a voluntary waiver and release of any and all rights and claims Employee may have under the Age Discrimination in Employment Act (ADEA). Trujillo acknowledges that he has had a reasonable opportunity to review and consider the terms of this Release for a period of at least twenty-one (21) days, that the Company has advised Trujillo, in writing, to consult an attorney prior to signing this Agreement and that Trujillo has had the opportunity to receive counsel regarding his/ her respective rights, obligations and liabilities under this Release and that to the extent that Trujillo has taken less than twenty-one (21) days to consider this Release, Trujillo acknowledges that he has had sufficient time to consider this Release and to consult with counsel and that he does not desire additional time to consider this Release. As long as Trujillo signs and delivers this Release within such twenty-one (21) daytime period, he will have seven (7) days after such delivery to revoke his decision by delivering written notice of such revocation to the Company at Physical or Email Address. If Trujillo does not revoke his decision during that seven (7) day period, then this Release shall become effective on the eighth day after being delivered by Trujillo.

3.	COVENANT NOT TO SUE.

To the maximum extent permitted by law, Trujillo covenants not to sue or to institute or cause to be initiated, or maintain, any action in federal, state or local agency or court against any of the Releasees, including, but not limited to, any of the claims released above.

4.	BINDING EFFECT.

This Release is binding on Trujillo’s heirs and personal representative.

5.	NO ASSIGNMENT OF CLAIMS

Trujillo represents and warrants that Trujillo has not assigned or otherwise transferred or subrogated, or purported to assign, transfer, or subrogate, to any person or entity, any claim or portion thereof or interest therein that Trujillo may have against the Releasees.

3

6.	GOVERNING LAW; MISCELLANEOUS

The provisions of Sections 9, 10, 11, 12 and 14 of the Employment Agreement shall be deemed incorporated into this Release as if fully set forth herein. Any claim or dispute arising under or relating to this Release, or the breach, termination or validity of this Release, shall be subject to Section 12 of the Employment Agreement.

PHARMACYTE BIOTECH, INC

By:
Name: Raymond C.F. Tong
Title: Director and Chairman of the
Compensation Committee

TRUJILLO

By:

4